AMENDED AND RESTATED
INVESTMENT CONSULTANT AGREEMENT

This Amended and Restated Investment Consultant Agreement (this "Agreement") is made this 30th day of October, 2017, but effective as of October 1, 2017 (the "Effective Date"), between AMERICAN FIDELITY ASSURANCE COMPANY (the "Company") and INVESTRUST CONSULTING, LLC ("Consultant"). This agreement relates to American Fidelity Separate Account A, American Fidelity Separate Account B and American Fidelity Separate Account C (together, the "Separate Accounts").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Consultant agree as follows:

SECTION ONE
INVESTMENT ADVICE AND
OTHER INVESTMENT CONSULTING SERVICES

1.01 Consultant shall, to the extent reasonably required in the business of the Company, assist Company in the selection of the underlying investment options available in the Separate Accounts, consistent with the Variable Products Investment Review Policy of the Company's Variable Products Investment Review Committee ("VPIR Committee"), as amended from time to time.  Consultant shall, from time to time and upon request, furnish to or place at the disposal of the VPIR Committee such reports and information on the investment results of the underlying investment options and/or certain other investment options, as may be required or deemed helpful to the VPIR Committee in judging the effectiveness of the investment options and their suitability for continued availability in the Separate Accounts.

1.02 Consultant agrees to use its best efforts in the furnishing of such advice and recommendations and in the preparation of such reports and information, and for this purpose Consultant shall at all times maintain a staff of trained personnel for the performance of its obligations under this Agreement. Consultant may, at its expense, employ other persons to furnish statistical and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as Consultant may desire.

SECTION TWO
COMPENSATION TO INVESTMENT CONSULTANT

2.01 Company agrees to pay to Consultant, and Consultant agrees to accept, as full reimbursement for the advice and consulting services referenced in Section 1:

a.
An annual fee (the "Fee") equal to three one hundredths of one percent (.03%) of the value of the assets contained in the Separate Accounts shall be paid to Consultant by Company for which Fee Consultant will provide quarterly performance reports to the

VPIR Committee showing the performance of each of the Separate Accounts with separate results produced for each underlying investment option in each of the Separate Accounts.

b.	One quarter (1/4) of the Fee will be paid at the end of each calendar quarter based on the asset balance of the investments included in the Separate Accounts at the end of the previous quarter.

SECTION THREE
ALLOCATION OF EXPENSES

3.01 Consultant shall provide, at its own expense, the required office space, equipment, personnel, and clerical services for the performance of its duties under this Agreement.  Out of town travel, express mail and other unusual costs will be reimbursed by Company to Consultant. It is anticipated that such other unusual costs will not exceed $50.00 per month. Consultant shall receive prior approval from Company before incurring costs in excess of that amount. Consultant is not by way of this Agreement, agreeing to become a record keeper for Company and shall not bear any expense for the day-to-day accounting record requirements of Company.

SECTION FOUR
DURATION AND TERMINATION

4.01 The term of this Agreement shall begin as of the Effective Date and shall continue for a three (3) year term unless earlier terminated by either party as set forth below.

4.02 This Agreement may be terminated by either party on sixty (60) days prior written notice to the other party, at the following address for each:

If to Company:

American Fidelity Assurance Company
Attn: Ronald J. Byrne, Chair of Senior Investment Committee
9000 Cameron Parkway
Oklahoma City, Oklahoma 73114

If to Consultant:

InvesTrust Consulting, LLC
Attention: David Thompson, President
5100 Classen Boulevard, Suite 600
Oklahoma City, Oklahoma 73118

SECTION FIVE
STATUS OF CONSULTANT

5.01 Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent Company unless expressly authorized to do so by the Company through written instructions.

5.02 Company recognizes that Consultant now renders and may continue to render investment advice and services to other companies and persons, which may or may not have investment policies and investments similar to those of Company.  Consultant shall be free to continue to render such advice and services without further consent of Company.

SECTION SIX
LIABILITY OF CONSULTANT

6.01 In furnishing the Company with the services described herein, neither Consultant, nor any officer, director, or agent thereof shall be held liable to Company or its creditors or stockholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement.

6.02 It is further understood and agreed that Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as hereinabove provided, Consultant shall not be accountable for any loss suffered by Company by the reason of Company's action or non-action on the basis of any advice, recommendation or approval of Consultant, its officers, directors or agents.

SECTION SEVEN
ASSIGNMENT OF AGREEMENT

7.01 This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by Consultant or Company.

SECTION EIGHT
CONFIDENTIALITY

8.01 Consultant acknowledges that in the course of performing its duties hereunder, Consultant will receive detailed information regarding the Company's operating policies and procedures and other proprietary information of the Company (hereinafter, "Proprietary Information"). Consultant agrees not to directly or indirectly reveal, report, publish, disclose or transfer any of the Proprietary Information, or utilize any of the Proprietary Information for any purpose except in the course of performing duties for Company pursuant to this Agreement.

SECTION NINE
MISCELLANEOUS

9.01 This Agreement has been executed within, and shall be governed by, the laws of the State of Oklahoma. This Agreement represents the entire agreement of the parties with respect to the subject matter contained herein, and may not be modified other than by a written agreement signed by both parties.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same original. Signatures to this Agreement tendered by facsimile or other electronic delivery shall be binding as if they were originals.

9.02 An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  Further, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit, including a lawsuit alleging retaliation by employer for an individual reporting a suspected violation of law, if such filing is made under seal; and does not disclose the trade secret except pursuant to court order.

In witness whereof, the parties hereto have caused this agreement to be signed by their respective officers thereunto duly authorized.

AMERICAN FIDELITY ASSURANCE COMPANY

By: /s/Ronald J. Byrne
Ronald J. Byrne
Senior Vice President

INVESTRUST CONSULTING, LLC

By: /s/David Thompson
David Thompson
                  President